As filed with the U.S. Securities and Exchange Commission on December 5, 2024
Registration Statement No. 333-
 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

S&T BANCORP, INC.
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	6822	25-1434426
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
800 PHILADELPHIA STREET
INDIANA, PENNSYLVANIA 15701
(800) 325-2265
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mark Kochvar, Chief Financial Officer
S&T Bancorp, Inc.
800 Philadelphia Street
Indiana, PA 15701
(800) 325-2265
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Hannah Thompson Frank, Esq.
Christi Davis, Esq.
McGuireWoods LLP
Tower Two-Sixty 260 Forbes Avenue Suite 1800
Pittsburgh, PA 15222-3142
(412) 667-6000
Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an “emerging growth company.” See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer
Non-accelerated filer	(Do not check if a smaller reporting company)	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.
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PROSPECTUS
S&T BANCORP, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1,000,000 SHARES OF COMMON STOCK
($2.50 Par Value)
The Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of S&T Bancorp, Inc. (“S&T”) provides existing shareholders of our common stock, $2.50 par value per share (“Common Stock”), with a convenient and cost effective method to purchase shares of our Common Stock. Existing shareholders of Common Stock (“Shareholders”) may purchase additional shares by reinvesting cash dividends received on all of their holdings of Common Stock or by making additional cash purchases of Common Stock (“Additional Investments”). The price to be paid for each share of Common Stock will be at a price equal to the market value of the Common Stock, determined as provided in the Plan.
Shares of Common Stock will be purchased under the Plan, at our option, from newly issued shares, shares held in treasury or shares purchased in the open market. Any open market purchases will be made through an independent agent we select. Our stock is listed on the Nasdaq Global Select Market and trades under the symbol “STBA.”
Investing in our securities involves certain risks. See the section “Risk Factors” on page 3 of this prospectus, as well as in the applicable prospectus supplement. You should also consider the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and our subsequent periodic reports filed with the Securities and Exchange Commission.
The S&T securities offered in this prospectus are not savings or deposit accounts or other obligations of any of our bank or non-bank subsidiaries, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Please read this prospectus carefully before investing and retain it for your future reference.
The date of this prospectus is December 5, 2024
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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the "SEC") relating to the shares of our Common Stock offered under the Plan. Please read this prospectus carefully.
You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus. No person has been authorized to give any information or to make any representations other than those contained or incorporated in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to sell or to buy any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful. The delivery of this prospectus at any time does not imply that the information contained or incorporated herein at its date is correct as of any time subsequent to its date.
This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.
Unless specifically noted otherwise in this prospectus, references to “S&T”, “we”, “us”, and “our” are to S&T Bancorp, Inc., a Pennsylvania corporation. References to S&T Bancorp, Inc. and its subsidiaries on a consolidated basis are specifically made where applicable.

SUMMARY OF THE PLAN
The following summary description of the Plan is qualified by reference to the full text of the Plan which appears in this prospectus. The references in this summary to questions refer to the numbered questions and answers contained below in this prospectus under the heading “S&T BANCORP, INC. DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN.”
• Participation in the Plan. If you are a registered Shareholder, you may elect to participate in the Plan immediately (described in Questions 4 and 5).
• Administration. Equiniti Trust Company, LLC., transfer agent for S&T, administers the Plan (the “Plan Administrator”). The Plan Administrator may be reached directly by telephone at 1-800-937-5549. All correspondence relating to the Plan should include your tax ID number and be directed to: S&T Bancorp, Inc. c/o Equiniti Trust Company, LLC., Operations Center, 55 Challenger Road, 2nd Floor, Ridgefield Park, NJ 07660. The internet address for the Plan Administrator is: https://equiniti.com/us/ast-access/individuals/. Other inquiries regarding S&T should be directed to S&T’s Investor Relations Department at (800) 325-2265.
• Reinvestment of Dividends. If you participate in the Plan, dividends on all your Plan shares will automatically be reinvested in Common Stock (described in Question 13).
• Additional Investments in the Plan. You can make Additional Investments at any time of at least $50.00, up to a maximum of $5,000 per month (described in Question 6).
• Fees. If you participate in the Plan, there are fees for selling shares. You will be charged a maintenance fee, if the fair market value of your account is less than $250.00 at the end of any calendar quarter. However, the maintenance fee will be waived if your account is set up for automatic monthly investments through electronic funds transfer. Except as described in this prospectus, S&T pays for all other costs of administering the Plan (described in Question 7).
THE COMPANY
S&T Bancorp, Inc., was incorporated on March 17, 1983 under the laws of the Commonwealth of Pennsylvania as a bank holding company and is registered with the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, under the Bank Holding Company Act of 1956, as amended, or the BHCA, as a bank holding company and a financial holding company. S&T’s headquarters are located in Indiana, Pennsylvania. S&T Bancorp, Inc. has four active direct wholly-owned subsidiaries including S&T Bank, 9th Street Holdings, Inc., STBA Capital Trust I and DNB Capital Trust II, and also owns a 50 percent interest in Commonwealth Trust Credit Life Insurance Company. On June 30, 2024, S&T and its consolidated subsidiaries had assets of approximately $9.6 billion, loans of approximately $7.7 billion, deposits of $7.7 billion and shareholders’ equity of $1.3 billion.
Through S&T Bank and our non-bank subsidiaries, we offer consumer, commercial and small business banking services, which include accepting time and demand deposits and originating commercial and consumer loans, brokerage services and trust services including serving as executor and trustee under wills and deeds and as guardian and custodian of employee benefits. We also manage private investment accounts for individuals and institutions through our registered investment advisor. Total Wealth Management assets under administration were $2.2 billion at December 31, 2023. S&T’s common stock trades on The Nasdaq Global Select Market under the symbol “STBA.” S&T’s investor relations website is https://stbancorp.com. We have included our website address as an inactive textual reference only. The information set forth on our website is not part of this prospectus.
The main office of S&T Bancorp, Inc. is located at 800 Philadelphia Street, Indiana, PA, 15701, and its telephone number is (800) 325-2265.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains or incorporates statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to our financial condition, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position and other matters regarding or affecting S&T and its future business and operations.
Forward-looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to: credit losses and the credit risk of our commercial and consumer loan products; changes in the level of charge-offs and changes in estimates of the adequacy of the allowance for credit losses, or ACL; cyber-security concerns; rapid technological developments and changes; operational risks or risk management failures by us or critical third parties, including fraud risk; our ability to manage our reputational risks; sensitivity to the interest rate environment, a rapid increase in interest rates or a change in the shape of the yield curve; a change in spreads on interest-earning assets and interest-bearing liabilities; any remaining uncertainties with the transition from LIBOR as a reference rate; regulatory supervision and oversight, including changes in regulatory capital requirements and our ability to address those requirements; unanticipated changes in our liquidity position; unanticipated changes in regulatory and governmental policies impacting interest rates and financial markets; changes in accounting policies, practices or guidance; legislation affecting the financial services industry as a whole, and S&T, in particular; developments affecting the industry and the soundness of financial institutions and further disruption to the economy and U.S. banking system; the outcome of pending and future litigation and governmental proceedings; increasing price and product/service competition; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; managing our internal growth and acquisitions; the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or costly than anticipated; containing costs and expenses; reliance on significant customer relationships; an interruption or cessation of an important service by a third-party provider; our ability to attract and retain talented executives and other employees; general economic or business conditions, including the strength of regional economic conditions in our market area; ESG practices and disclosures, including climate change, hiring practices, the diversity of the work force, and racial and social justice issues; deterioration of the housing market and reduced demand for mortgages; deterioration in the overall macroeconomic conditions or the state of the banking industry that could warrant further analysis of the carrying value of goodwill and could result in an adjustment to its carrying value resulting in a non-cash charge to net income; the stability of our core deposit base and access to contingency funding; re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses and geopolitical tensions and conflicts between nations.
Many of these factors, as well as other factors, are described in our Annual Report on Form 10-K for the year ended December 31, 2023, including Part I, Item 1A, Risk Factors and any of our subsequent filings with the SEC. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.
RISK FACTORS
An investment in our securities involves certain risks. You should carefully consider the risks described in the section entitled “Risk Factors” in the applicable prospectus supplement, as well as in the section entitled “Item 1A. Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2023 and in our updates to those “Risk Factors” contained in our quarterly reports on Form 10-Q, and any Current Reports on Form 8-K, filed after the fiscal year covered by such Annual Report, each of which is incorporated by reference into this prospectus.

You should also review the other information in this prospectus, any accompanying prospectus supplement, and any other documents or reports incorporated by reference herein, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations, cash flows and prospects, and could result in a loss of your investment.
The risks, uncertainties and other factors discussed in the foregoing filings are not exhaustive. Additional risks and uncertainties not known to us or that we currently believe not to be material may adversely impact our business, financial condition, results of operations and cash flows. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from our expectations. Should any of these risks or uncertainties be realized, they could have a material adverse effect on our business, financial condition, results of operations and cash flows. For more information about the filings we make with the SEC, please see the section entitled “Where You Can Find More Information” on page 10 of this prospectus.
REGULATORY CONSIDERATIONS
General
S&T and S&T Bank are each extensively regulated under federal and state law. S&T is a financial holding company registered under the BHCA, and is subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System. S&T Bank is a Pennsylvania-chartered, FDIC-insured non-member commercial bank subject to the supervision and regulation of the Pennsylvania Department of Banking and Securities, or PADBS, and the FDIC. For a discussion of the material elements of the regulatory framework applicable to financial holding companies and bank holding companies and their subsidiaries and specific information relevant to us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus.
To the extent statutory or regulatory provisions are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions. Proposals to change the laws and regulations governing the banking industry are frequently raised in Congress, in state legislatures and before the various bank regulatory agencies. The likelihood and timing of any changes and the impact such changes might have on S&T or S&T Bank are impossible to determine with any certainty.
Any change in applicable laws or regulations, or in the way such laws or regulations are interpreted by regulatory agencies or courts, may have a material impact on our business, operations and earnings.
TERMS OF THE S&T BANCORP, INC.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
The Dividend Reinvestment and Stock Purchase Plan (the “Plan”) was initially adopted by the Board of Directors in 2004 and was subsequently amended by the Board of Directors to increase the maximum number of shares of Common Stock for issuance under the Plan. On October 23, 2024 the Board of Directors approved amendments to the Plan, effective December 5, 2024, to (a) remove the ability of persons who are not existing shareholders to make initial investments to purchase Common Stock under the Plan, and (b) in connection with the Company’s transition to issue shares of our Common Stock in uncertificated form, eliminate the provisions with respect to providing certificates for shares of our Common Stock or safe keeping certificates for our Common Stock.
Following, in question and answer form, is a description of the Plan. Your participation in the Plan is entirely voluntary and you may terminate your participation at any time. If you do not wish to participate in the Plan, you will receive cash dividends on your shares of Common Stock, if and when declared by our Board of Directors.
Purposes, Advantages and Disadvantages
1. What is the purpose of the Plan?
The Plan provides Shareholders with a simple, convenient and economical method to purchase Common Stock by reinvesting their cash dividends in additional shares of Common Stock. Shareholders may also invest in Common Stock through Additional Investments of not less than $50.00 per month and not more than $5,000.00 per month. Shareholders making Additional Investments through the Plan do not pay any brokerage commissions, service charges or other expenses. The Plan is intended to benefit long-term investors who want to increase their investment in Common Stock.

2. What are the advantages and disadvantages of the Plan?
The primary advantages of participating in the Plan are as follows:
•You may automatically reinvest cash dividends in additional shares of Common Stock.
•You also may invest in shares of Common Stock by making Additional Investments, subject to monthly and annual minimum and maximum amounts. You may make Additional Investments occasionally or at regular intervals.
•Shares of Common Stock purchased with reinvested dividends or Additional Investments under the Plan will be issued without brokerage commissions or other charges.
•All of your dividends under the Plan are subject to full reinvestment because your account will be credited with the purchase of whole shares as well as fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares held in your account. All dividends will be used to purchase additional shares of Common Stock.
•Quarterly statements will be mailed to you showing all Plan transactions completed, the number of shares purchased under the Plan and the price paid per share.
The primary disadvantages of participating in the Plan are as follows:
•Your investment in shares of Common Stock purchased under the Plan is not different from any other investment in shares that you purchase in the open market. We cannot assure you of a profit or protect against a loss on shares purchased under the Plan. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.
•If you reinvest dividends under the Plan, you will be treated for federal income tax purposes as having received a dividend on the related date of purchase of shares of Common Stock under the Plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See “Federal Tax Consequences.”
•You will have no control over the price or specific timing of purchases and sales of Common Stock under the Plan. The purchase price for shares of Common Stock purchased under the Plan may exceed the price of acquiring shares of Common Stock in the open market at any given time on the actual purchase date.
•We may, in our sole discretion, without prior notice, change our determination as to whether shares of Common Stock will be purchased by the Plan Administrator directly from us or through open market purchases.
•No interest will be paid on funds that the Plan Administrator holds pending investment or that may ultimately be returned to you.
•You will be assessed service fees (described in Question 7) for the sale of shares by the Plan Administrator.
•You will be assessed a maintenance fee (described in Question 7), payable through the sale of the requisite number of shares in your account, in each quarter that the market value of your account is less than $250.00. However, this fee will be waived at any time the account is set up for automatic monthly investment through electronic funds transfer.
Administration
3. Who administers the Plan for Participants?
Equiniti Trust Company, LLC., transfer agent for S&T, administers the Plan (the “Plan Administrator”). As the agent for participants in the Plan (“Participants”), the Plan Administrator establishes individual accounts, maintains records on investments, purchases and sales, and sends quarterly statements containing summaries of the account for each Participant. The Plan Administrator also performs other duties related to the Plan, including the safekeeping of shares purchased for Participants. The Plan Administrator also acts as the dividend disbursing agent, transfer agent and registrar for Common Stock. (See Question 24 for additional information regarding the responsibilities of the Plan Administrator.)
All correspondence relating to the Plan should include your tax ID number and be directed to:

S&T Bancorp, Inc.
c/o Equiniti Trust Company, LLC.
Operations Center, 55 Challenger Road, 2nd Floor
Ridgefield Park, NJ 07660
Telephone inquiries may be directed to the Plan Administrator at 1-800-937-5549.
The internet address for the Plan Administrator is: https://equiniti.com/us/ast-access/individuals/
Other inquiries regarding S&T should be directed to S&T’s Investor Relations Department at (800) 325-2265.
Participation in the Plan
4. Who is eligible to participate in the Plan?
If you already own Common Stock and the shares are registered in your name, you may participate in the Plan by returning the Authorization Form (as described in Question 5) to the Plan Administrator and enrolling Common Stock worth at least $250.00 in the Plan for dividend reinvestment.
If you own Common Stock in “street name” through a brokerage, bank or other intermediary account, you may participate in the Plan by enrolling Common Stock worth at least $250.00 in the Plan for dividend reinvestment. To do so, you must request your broker, bank or other nominee in whose name your shares are held to have the shares registered in your name and submit the Authorization Form to the Plan Administrator requesting the Common Stock be transferred to the Plan.
Your right to participate in the Plan cannot be transferred directly to another person. However, you may transfer your shares of Common Stock to another person by withdrawing those shares from the Plan.
We reserve the right to deny or terminate participation of any Shareholder residing in a jurisdiction in which their participation in the Plan would be unlawful or if we otherwise deem it advisable under any applicable law or regulation.
5. How do I become a Participant in the Plan?
After being furnished with a copy of this prospectus, you may become a Participant in the Plan at any time by signing the Authorization Form and returning it to the Plan Administrator. A copy of the Authorization Form is enclosed with this prospectus. All plan materials, including authorization forms, as well as other plan forms and this prospectus are available by contacting the Plan Administrator at the address set forth in Question 3.
The Authorization Form will appoint the Plan Administrator as your agent and direct us to pay to the Plan Administrator cash dividends on your Common Stock that you own and are credited to your Plan account. The Authorization Form directs the Plan Administrator to purchase on the relevant date of reinvestment of dividends (the “Dividend Reinvestment Date”) additional shares of Common Stock with such dividends. The Authorization Form also directs the Plan Administrator to purchase on the relevant date of the investment (the “Investment Date”) additional shares of Common Stock for any Additional Investments that you choose to make (subject to the minimum and maximum amounts described in Question 6). The Plan Administrator will continue to automatically reinvest all subsequent dividends on shares that are held in your Plan account unless you specify otherwise by contacting the Plan Administrator, you withdraw from the Plan, or the Plan is terminated.
Your Authorization Form must be received by the Plan Administrator prior to a dividend record date (the “Dividend Record Date”) in order for new Participants to reinvest the related dividend. If your Authorization Form had not been received prior to a Dividend Record Date, the dividend will be paid to you in cash and the reinvestment of your dividends under the Plan will begin with the next dividend payment. Subject to our Board of Directors’ determination, record dates are generally in early February, May, August, and November.
6. How do I make Additional Investments in the Plan?
By Mail
If you already own shares of Common Stock and participate in the Plan you can send a check or money order to the Plan Administrator of not less than $50.00 and not more than $5,000.00 for Additional Investments.

All checks or money orders for Additional Investments should be made payable to “Equiniti Trust Company, LLC., Plan Administrator.” Please include your tax ID and telephone number on any check (or other instrument) for any Additional Investments.
By Electronic Transfer
You may make Additional Investments by electronic transfer of funds from a pre-designated bank account. You may also make monthly purchases of a specified dollar amount, paid for by automatic withdrawal from such bank account by electronic funds transfer, by contacting the Plan Administrator. Funds will be withdrawn from your bank account on the 10th day of each month (or the next following business day if the 10th is not a business day). You may change your automatic withdrawal by writing to the Plan Administrator.
By Internet
You may make an Additional Investment online via the Internet by logging on to https://equiniti.com/us/ast-access/individuals/. Once logged in, click on BUY & Sell, on the top of on the page. Select PURCHASE ADDITIONAL SHARES. On the BUY SHARES screen, you will have 2 options: A) ONE TIME INVESTMENT ONLY. B) ONE TIME INVESTMENT WITH SUBSEQUENT MONTHLY INVESTMENTS. On the next page, enter your bank information. On the ONE FINAL STEP page, review the information you entered. Enter your Initials in the box and click on PLACE ORDER. You will receive an e- mail confirming receipt of your transaction as soon as you complete the investment process.
No interest will be paid on amounts held pending investment.
S&T reserves the right, in its sole discretion, to determine who is an owner for determining the maximum Additional Investments per month. S&T may require evidence satisfactory to it in its sole discretion to demonstrate that the limitation is being observed. If a Participant is a “qualified plan” under Section 401 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) for which there are individual account beneficiaries, the limitation applies as to each beneficiary of the Participant.
7. Are there any fees for participating in the Plan?
If you participate in the Plan, there are fees for selling shares. These fees described below apply to the transactions in your account. Except as described in this prospectus, S&T pays for all other costs of administering the Plan.
•Sale of Shares - $15.00 per transaction, plus $.10 per share
•Low Balance - $25.00 per quarter if fair market value of shares in the account is less than $250.00 at the end of the quarter
As disclosed above, if the fair market value of the shares in your account is less than $250.00 at the end of any calendar quarter, you will be charged a maintenance fee, which will be payable through the sale of the requisite number of shares in your account. However, this fee will be waived at any time your account is set up for automatic monthly investments through electronic funds transfer. The fees pertaining to selling shares (described above and in Question 16) and related federal tax consequences (described in Question 20) will also apply.
S&T reserves the right to change the fees at its discretion, and will communicate any changes to you prior to implementation.
Purchases
8. How many shares of Common Stock will be purchased for the Participants?
If you participate in the Plan, the number of shares to be purchased depends on the amount of your dividends, Additional Investments or both, and the market price of the Common Stock. Your account will be credited with that number of shares, including fractional shares computed to three (3) decimal places, equal to the total amount to be invested divided by the applicable purchase price per share. (See Question 10 for the pricing of shares.)

9. What is the source of shares of Common Stock to be purchased under the Plan?
All dividends reinvested through the Plan and all funds for Additional Investments will be used to purchase shares of Common Stock directly from us or, at our election, in the open market or in privately negotiated transactions. If shares are purchased in the open market, we will use an Agent as the term is defined in the rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”), to make the purchases. We may change our determination regarding the source of shares to be purchased at any time without notice to Participants. Shares purchased directly from us will consist of newly issued shares or shares held in treasury.
10. At what price will shares of Common Stock be purchased under the Plan?
Pricing of shares purchased in the open market: For any Plan shares purchased in the open market, your per share purchase price will be the weighted average price paid for all shares comprising the Plan purchase order in which your shares were included. The Agent will use its discretion to execute purchase orders in the open market transactions so as to achieve “best execution” for each aggregate Plan order. For this purpose, the Agent may fill each aggregate Plan order in more than one trade or on more than one day.
Pricing of shares purchased directly from S&T: For any Plan shares purchased directly from S&T, your purchase price per share will be the average of the closing bid and ask prices quoted on the Nasdaq Global Select Market (“Price”) on the day the shares are purchased. For quarterly reinvestment of dividends, your Price per share will be determined on the dividend payment date. If S&T common stock does not trade on the Nasdaq Global Select Market on the day on which the shares are to be priced, then the price per share will be the price on the previous business day.
State law prohibits the issue of shares at a per share price that is less than the $2.50 par value of the Common Stock. If the Price is less than the par value, any Additional Investments or dividends will be returned or forwarded to the Participants.
11. When will the shares of Common Stock be purchased?
Purchases will be made as soon as practicable after the receipt by the Plan of any dividends or Additional Investments. Any funds not invested by the Plan in Common Stock within thirty (30) days of receipt will be promptly returned to you. Participants will become the owners of the shares purchased for them under the Plan at the Dividend Reinvestment Date or Investment Date on which such shares are purchased; however, for federal income tax purposes, the holding period will begin the following day. (See Question 20.)
12. Will I receive certificates for shares of Common Stock purchased under the Plan?
You will not receive certificates for shares of Common Stock purchased under the Plan. For your convenience and at no cost to you, the Plan Administrator will register shares of Common Stock purchased under the Plan in your name in non-certificated form and maintain them in your account. This protects your shares against loss, theft or accidental destruction. In connection with the amendments made to the Plan effective in November 2024, you will no longer be able to request certificates for shares of Common Stock purchased under the Plan.
You may not pledge or assign shares of Common Stock credited to your account and any attempt to pledge or assign shares will be void. If you wish to pledge or assign shares of Common Stock credited to your account, you must first withdraw such shares from the account. (See Question 16 for withdrawal.)
Dividends
13. How and when will my cash dividends be reinvested?
The Plan Administrator will receive dividends for all shares held in the Plan on the Dividend Record Date, and credit such dividends to the Participants’ accounts on the basis of full and fractional shares. Such dividends will be automatically reinvested in Common Stock as described in Question 11.
14. Is partial dividend reinvestment possible under the Plan?
Partial dividend reinvestment is not permitted except where and to the extent that total reinvestment is prohibited by law or government order. Except in such cases, automatic reinvestment must be elected for all shares registered in Participant’s name, including all shares acquired through the Plan.

Reports to Participants
15. How do I keep track of my account’s activity?
The Plan Administrator maintains a separate account for each Participant. All shares of Common Stock purchased for you under the Plan will be credited to your Plan account. Each quarter, following the regular quarterly dividend date, the Plan Administrator will mail to you an account statement. The statement will summarize the transactions in your account, indicate the number of shares purchased for you under the Plan and the price per share paid. These statements will provide a record of the cost of purchases under the Plan and should be retained for tax purposes. In addition, you will receive copies of S&T’s annual and quarterly reports to shareholders and proxy statements.
Withdrawals, Sale of Shares and Termination
16. How may I withdraw or sell shares held in my Plan account?
You may withdraw any or all whole shares credited to your Plan account at any time by notifying the Plan Administrator and specifying the number of shares you want to withdraw.
If you elect to keep your shares, the whole shares held in your Plan balance will be moved to book-entry DRS. Any fractional shares will be sold at the market price, and you will receive a check (less any fees) for the proceeds. (See Question 17).
If you elect to sell your shares, upon your request, the Plan Administrator, through the Agent, will sell all or a portion of the shares credited to your Plan account and remit the proceeds, less any related brokerage commissions, service fees and applicable withholding or transfer taxes, if any, to you. The Plan Administrator will instruct the Agent to sell the shares in the open market at the prevailing market price within ten (10) business days after receipt of the request or as soon as otherwise practicable.
You should be aware that the Plan is not intended as a market timing vehicle and that you will not have the power to control the timing or at the price shares are sold. You will bear the market risk associated with any decrease in the price of the Common Stock during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale in the open market. Instructions that are sent to the Plan Administrator to sell shares may not be rescinded.
Alternatively, you may sell your shares through a stockbroker of your choice or privately. In either case, you should request that your shares be moved to book-entry DRS, and proceed as you would to sell any other uncertificated.
You may request a termination of your account or a sale of some or all of your shares via the Internet at https://equiniti.com/us/ast-access/individuals/ by accessing your account using your 10-digit account number and your Social Security Number or by calling the Plan Administrator at 1-800-937-5449 and following the menu prompts.
17. What happens to any fractional shares when a Participant withdraws all of his or her shares from the Plan?
If a Participant withdraws all of his or her shares from the Plan, any fractional shares in the Participant’s Plan account will be sold based upon the Price for the date of termination. The Plan Administrator will promptly send to the Participant, a cash payment for the proceeds, less brokerage commissions, service fees and transfer taxes, if any.
18. How can I terminate the reinvestment of dividends?
You may discontinue the reinvestment of dividends under the Plan by notifying the Plan Administrator. Any notice of termination received after the Dividend Record Date will not be effective until such dividend has been reinvested in Common Stock and the shares purchased have been credited to the Participant’s Plan account.
19. How can I terminate participation in the Plan?
You may close your Plan account at any time by giving notice to the Plan Administrator. As soon as practicable following the termination, the Plan Administrator will send to you a certificate for the number of whole shares in your account and a check for the fractional shares. If you so request, the Plan Administrator will sell all of the shares held in your account in the manner described in Question 16.

Your account will normally be closed within thirty (30) calendar days after the Plan Administrator receives your written notice. If the request to close your account is received on or after the Dividend Record Date but three business days prior to the Dividend Payable Date, cash dividends paid with respect to that Dividend Record Date will be paid in cash for your account. Requests received after that date will result in dividends being reinvested, and all subsequent dividends being paid out in cash on all share balances.
After closing your account, all dividends will be paid to you in cash unless you choose to rejoin the Plan, which you may do at any time by completing and returning to the Plan Administrator an Authorization Form as described in Question 5.
Federal Tax Consequences
20. What are the federal income tax consequences of participation in the Plan?
The following is a brief summary of the federal income tax consequences of participation in the Plan. It does not address all potentially relevant federal tax matters, including considerations to a person or entity subject to special provisions of the federal tax law. You are urged to consult your own tax advisors with respect to the federal, state, local and foreign tax consequences of participation in the Plan. You should retain your account statements for income tax purposes.
Reinvested Cash Dividends. Participants in the dividend reinvestment feature of the Plan will be treated for federal income tax purposes as having received on the Dividend Reinvestment Date, a distribution in an amount equal to the market price of the shares of Common Stock acquired with the reinvested dividend. With respect to reinvested cash dividends used to purchase shares on the open market, you will also be treated for federal income tax purposes as having received a distribution in an amount equal to your proportionate share of any trading fees paid by us to obtain those shares on the open market. These distributions will be treated as dividend income to you to the extent of our current and accumulated earnings and profits, as determined for federal tax purposes. Shares acquired with reinvested dividends will have a tax basis equal to the amount paid for the shares, increased by any trading fees treated as dividend income to you.
Cash Investments. The purchase of Common Stock pursuant to the Plan with additional cash payments generally will not result in taxable income to you except to the extent of any trading fees paid by us. Shares acquired with Additional Investments will have a tax basis equal to the amount of the Additional Investments made by the Participants.
Holding Period. The holding period for a share of Common Stock (including fractional shares) purchased through the Plan generally will begin on the date following the day on which the shares are credited to the Participant’s account.
Sale of Shares. You will generally recognize gain or loss when shares acquired under the Plan (including fractional shares) are sold at your request through the Plan Administrator or are sold after withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between: (i) the amount which you receive for the shares (or a fractional of a share) and (ii) the tax basis thereof. Any profit or loss you incur should be reflected when you file your income tax returns.
Backup Withholding. If you are subject to backup withholding, dividends reinvested will reflect a reduction for the amount of tax required to be withheld.
Other Information
21. If S&T has a rights offering, stock split or stock dividend related to the Common Stock, how will my entitlement be computed?
In the event that we initiate a rights offering to purchase additional shares of Common Stock or other securities, participation will be based on both the shares registered in Participants’ names and the shares (including fractional shares) credited to Participants’ accounts. Any stock dividends or stock splits that we distribute on shares of Common Stock held for you by the Plan Administrator will be credited directly to your Plan account. Transaction processing may either be curtailed or suspended until the completion of any rights offering, stock split, stock dividends or other similar corporate actions.
22. How can I vote my shares of Common Stock in my Plan account at a Shareholder meeting?
You will receive proxy materials for all full shares of Common Stock held in your Plan account. You may vote your shares either by proxy or in person at any meeting of Shareholders.

23. What procedures should be followed to pledge or assign shares held in the Plan?
A Participant who wishes to pledge or assign shares credited to his or her account must request withdrawal of such shares as described in Question 16.
24. What are the responsibilities of S&T and the Plan Administrator?
In addition to duties described in Question 3, the Plan Administrator receives the Participants’ dividend payments and Additional Investments, invests such amounts in additional shares of Common Stock, maintains records of each Participant’s account, and informs Participants as to all transactions in and the status of their accounts. The Plan Administrator acts in the capacity of an agent for the Participants.
The Plan Administrator will mail all notices to you at your last address of record, which will satisfy the Plan Administrator’s responsibility to give notice. Therefore, Participants must promptly notify the Plan Administrator of any change of address.
Neither we nor the Plan Administrator will be liable for any act committed in good faith or for any good faith omission to act, including, in the case of the Plan Administrator, any claims of liability (i) arising out of the failure to terminate any Participant’s account upon such Participant’s death or incompetency prior to receipt of notice in writing of such death or adjudicated incompetency, and (ii) with respect to the prices at which shares of Common Stock are purchased or sold for the Participant’s account and the times at which such purchases or sales are made.
25. Can the Plan be amended, modified, suspended or terminated?
We reserve the right to amend, modify, suspend or terminate the Plan at any time. We will send to you written notices of any modifications or amendments as soon as practicable after we make any such modification or amendment. We will also send to you written notices of any suspension or termination, but the absence of notification will not affect the effectiveness of suspension or termination. We also reserve the right to change any administrative procedures of the Plan. The Plan Administrator may appoint a successor Plan Administrator under the Plan at any time. We also reserve the right, without notice to you, to interpret and regulate the Plan, as we deem necessary or desirable in connection with its operation.
PLAN OF DISTRIBUTION
The Common Stock being offered by this prospectus is offered pursuant to the Plan, the terms of which provide for the purchase of shares of Common Stock, either newly issued shares or shares held in treasury by S&T, directly from us, or at our option, by an Agent in the open market. S&T’s Agent is Equiniti Trust Company, LLC. (described in Question 3). As of the date of this prospectus, shares of Common Stock purchased for Participants under the Plan are being acquired in the open market. The Plan provides that we may not change our determination regarding the source of purchases of shares under the Plan more than once in any three-month period. The primary consideration in determining the source of shares of Common Stock to be used for purchases under the Plan is expected to be our need to increase equity capital. If we do not need to raise funds externally or if financing needs are satisfied using non-equity sources to maintain our targeted capital structure, shares of Common Stock purchased for the Participants under the Plan will be purchased in the open market, subject to the limitation on changing the source of shares of Common Stock referred to above.
Persons who acquire shares of our Common Stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended (“Securities Act”). We will not extend to any such person any rights or privileges other than those to which such person would be entitled as a Participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our Common Stock so purchased.
We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our Common Stock under the Plan. Upon withdrawal by a Participant from the Plan by means of the sale of shares of our Common Stock held under the Plan, the Participant will receive the proceeds of that sale less a transaction fee and any required tax withholdings or transfer taxes.
Common Stock may not be available under the Plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or any other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

USE OF PROCEEDS
We expect to use the net proceeds from the sale of Common Stock under the Plan for general corporate purposes, which may include investing in, or extending credit to, our subsidiaries, or possible acquisitions.
Pending such use, we may temporarily invest the net proceeds from the sale of Common Stock under the Plan. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.
We continually evaluate possible business combination opportunities. As a result, future business combinations involving cash, debt or equity securities may occur. Any future business combination or series of business combinations that we might undertake may be material, in terms of assets acquired, liabilities assumed or otherwise, to our financial condition.
Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.
LEGAL MATTERS
Unless the applicable prospectus supplement indicates otherwise, the validity of the securities to be offered by this prospectus will be passed upon for us by the law firm of McGuireWoods LLP, Pittsburgh, PA. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of S&T Bancorp, Inc. appearing in S&T Bancorp, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of S&T Bancorp, Inc.’s internal control over financial reporting as of December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and S&T Bancorp, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION AND
INCORPORATION BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings also are available to the public on the SEC’s website at http://www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically. In addition, our filings are available on our investor relations website at http://www.stbancorp.com. We have included our website address as an inactive textual reference only. The information set forth on our website is not part of this prospectus.
The SEC allows us to incorporate by reference certain documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information that we incorporate by reference is considered part of this prospectus.
We incorporate by reference into this prospectus the documents listed below that S&T has previously filed with the SEC and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of an offering. These additional documents include periodic reports such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than any portions of such documents that have been furnished and not filed). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.
The following documents filed by S&T (Commission File No. 000-12508) with the SEC are hereby incorporated in this prospectus (other than any portions of such documents that have been furnished and not filed):
•Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 27, 2024;

•The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2024;
•Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 2, 2024, August 1, 2024 and October 31, 2024;
•Current Reports on Form 8-K filed on January 24, 2024 (as amended by the Current Report on Form 8-K/A filed on May 15, 2024); January 25, 2024; January 29, 2024; January 29, 2024; February 15, 2024; April 18, 2024; April 24, 2024; May 7, 2024; May 16, 2024; July 18, 2024; July 24, 2024; July 25, 2024; August 30, 2024; October 17, 2024; October 23, 2024; November 6, 2024; and December 4, 2024;
•The description of the Common Stock which is contained in S&T’s Description of Securities filed as Exhibit 4.1 to S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 2, 2020, including any amendment or report filed for the purpose of updating such description.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Documents incorporated by reference are available from S&T without charge, including any exhibits to those documents. You can, including if you are a beneficial owner, obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:
S&T Bancorp, Inc.
800 Philadelphia Street
Indiana, PA 15701
Attention: Investor Relations
Telephone: (800) 325-2265
Email: investor.relations@stbank.com

In addition, we maintain an investor relations website, https://stbancorp.com. On our website, we make available, our Annual Reports on Form 10-K, Definitive Proxy Statement on Schedule 14A, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the web site into this prospectus.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
The estimated expenses in connection with this registration statement, other than underwriting discounts and commissions, are as follows:

SEC Registration fee	$6,567.99
Legal fees and expenses	35,000.00
Accounting fees and expenses	10,000.00
TOTAL	$51,567.99

Item 15.	Indemnification of Officers and Directors
Section 1741 of the PBCL provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.
Section 1742 of the PBCL provides, in general, that a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.
Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced if it is ultimately determined that such person is not entitled to indemnification from the corporation.
Sections 501(1) and (2) of S&T’s By-laws provides S&T’s directors, officers, and other agents indemnification and advancement of expenses to the fullest extent authorized by the laws of the Commonwealth of Pennsylvania as the same exist or may hereafter be amended (to the extent such amendment permits broader indemnification than permitted prior thereto).
Section 1746 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 501(3) of S&T’s By-laws provide that the rights to indemnification and advancement of expenses in the By-laws are not exclusive, and may be in addition to, any rights granted to an indemnitee under S&T’s Articles of Incorporation, as amended from time to time, an agreement or vote of shareholders or disinterested directors or otherwise.
Section 1747 of the PBCL provides, in general, that the corporation has the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against the person in any capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify such person against that liability under the provisions of the PBCL. As authorized by Section 1747 of the PBCL and Section 501(4) of S&T’s By-laws, S&T maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering S&T for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by S&T.
The foregoing is only a general summary of certain aspects of Pennsylvania law and S&T’s By-laws dealing with indemnification of directors and officers and does not purport to be complete. The description is qualified in its entirety by reference to the detailed provisions of Article V, Section 501 of S&T's By-laws and the referenced sections of the PBCL.

Item 16	Exhibits
EXHIBIT NO.	DESCRIPTION

Exhibit 4.1
Amended and Restated Articles of Incorporation of S&T Bancorp, Inc. (filed as Exhibit 3.1 to S&T Bancorp, Inc. Current Report on Form 8-K filed on December 4, 2024, and incorporated herein by reference)

Exhibit 4.2	By-Laws of S&T Bancorp, Inc. (filed as Exhibit 3.2 to S&T Bancorp, Inc. Current Report on Form 8-K filed on December 4, 2024 and incorporated herein by reference)
Exhibit 5.1	Opinion of McGuireWoods LLP (filed herewith)
Exhibit 23.1	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm (filed herewith)
Exhibit 23.2	Consent of McGuireWoods LLP (included in Exhibit 5.1)
Exhibit 24.1	Powers of Attorney (included on signature page hereto)
Exhibit 107	Filing Fee Table
Exhibit 17.            Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
Provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, Commonwealth of Pennsylvania, on December 5, 2024.

S&T BANCORP, INC.

/s/ Mark Kochvar
Mark Kochvar Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer and Duly Authorized Signatory)
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher J. McComish and Mark Kochvar, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2024.

Signature	Title

/s/ David G. Antolik	President and Director (Principal Executive Officer)
David G. Antolik

/s/ Mark Kochvar	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Mark Kochvar

/s/ Melanie Lazzari	Executive Vice President, Controller (Principal Accounting Officer)
Melanie Lazzari

/s/ Christopher J. McComish	Chief Executive Officer and Director (Principal Executive Officer)
Christopher J. McComish

/s/ Lewis W. Adkins Jr.	Director
Lewis W. Adkins Jr.

/s/ Peter Barsz	Director
Peter Barsz

/s/ Christina A. Cassotis	Director
Christina A. Cassotis

/s/ Michael J. Donnelly	Director
Michael J. Donnelly

/s/ Jeffrey D. Grube	Director
Jeffrey D. Grube

/s/ Peter G. Gurt	Director
Peter G. Gurt

/s/ William J. Hieb	Director
William J. Hieb

/s/ Frank J. Palermo	Director
Frank J. Palermo

/s/ Bhaskar Ramachandran	Director
Bhaskar Ramachandran

/s/ Christine J. Toretti	Chair of the Board and Director
Christine J. Toretti